As filed with the Securities and Exchange Commission on March 18, 2026

Registration No. 333-276482

Registration No. 333-263305

Registration No. 333-248952

Registration No. 333-220307

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement File No. 333-276482

Form S-3 Registration Statement File No. 333-263305

Form S-3 ASR Registration Statement File No. 333-248952

Form S-3 Registration Statement File No. 333-220307

Under

The Securities Act of 1933

TPI Composites, Inc.

(Exact name of the registrant as specified in its charter)

Delaware	20-1590775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

TPI Composites, Inc.

9200 E. Pima Center Parkway, Suite 250

Scottsdale, AZ 85258

(480) 305-8910

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William E. Siwek

Chief Executive Officer

TPI Composites, Inc.

200 E. Pima Center Parkway, Suite 250

Scottsdale, AZ 85258

(480) 305-8910

(Name and address agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐¨	Accelerated filer	☐¨

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐¨

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐¨

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by TPI Composites, Inc. a Delaware corporation (the “Registrant”), relate to the following Registration Statements on Form S-3 and any amendments previously filed by the Registrant (the “Registration Statements”) with the Securities and Exchange Commission (the “SEC”):

Registration No.	Date Previously Filed With the SEC	Number of Shares of Class A Common Stock Registered
333-276482	January 12, 2024	Originally up to 4,600,732 shares of common stock

333-263305	March 4, 2022	Up to $200,000,000 of common stock, preferred stock, warrants, debt securities and/or units Up to 4,666,667 shares of common stock offered by selling stockholders

333-248952	September 21, 2020	Up to 100,000,000 shares of common stock and 5,500,000 shares of undesignated preferred stock

333-220307	September 19, 2017	Up to 19,774,751 shares of common stock for resale by selling stockholders Up to an aggregate amount of $200,000,000 of any combination of the Registrant’s securities

On August 11, 2025, (the “Petition Date”), the Registrant and its direct and indirect subsidiaries incorporated in the United States each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code (such cases, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas. The Chapter 11 Cases are being jointly administered for procedural purposes only under the caption “In re TPI Composites, Inc., et al” Case No. 2534655. In connection with the filing of the Chapter 11 Cases, the Registrant is terminating all offerings of its securities pursuant to the existing registration statements under the Securities Act of 1933, including the Registration Statements.

Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all shares of common stock of the Registrant registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, State of Arizona, on March 18, 2026.

TPI COMPOSITES, INC.

By:	/s/ William E. Siwek
Name: William E. Siwek Title: President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.